Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Polypore International, Inc. Deferred Savings Plan of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedule of Polypore International, Inc. and the effectiveness of internal control over financial reporting of Polypore International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

December 28, 2012